Exhibit 99.3

SECOND AMENDED AND RESTATED

PH GROUP PARENT CORP.

STOCK OPTION PLAN

BASE OPTION POOL

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”), effective as of the date of grant set forth on the signature page hereto (the “Date of Grant”), is between PH Group Parent Corp., a Delaware corporation (the “Company”), and the individual whose name is set forth on the signature page hereto (the “Optionee”).

W I T N E S S E T H:

1.    Grant of Option.

(a)    The Option. The Company hereby grants to the Optionee an option (the “Option”) to purchase all or any part of an aggregate number of Shares (the “Option Shares”), at an Option Price set forth on the signature page hereto (subject to adjustment as provided in the Second Amended and Restated PH Group Parent Corp. Stock Option Plan (the “Plan”)) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The signature page hereto also sets forth the number of Option Shares subject to time-based vesting conditions pursuant to Section 2(b)(i) hereof (referred to as the “Time-Based Option” herein) and the number of Option Shares subject to performance-based vesting conditions pursuant to Section 2(b)(ii) hereof (referred to as the “Performance-Based Option” herein). For the avoidance of doubt, the Time-Based Option and the Performance-Based Option shall be treated as if they were each a separate option to purchase Option Shares, and each may be exercised individually, and this Agreement shall be construed accordingly. References hereinafter to the Option shall refer to the Time-Based Option and Performance-Based Option severally. This Option is not intended to be treated as an “incentive stock option,” as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended.

(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.

2.    Terms and Conditions.

(a)    Expiration Date. The Option shall expire at 11:59 p.m. Eastern Standard Time on the tenth anniversary of the Date of Grant (the “Expiration Date”); provided, however, that the Option may be earlier terminated as provided in Section 2(b), Section 2(c), Section 4 or Section 5 hereof.

(b)    Vesting of Option.

(i)    (A) Subject to the earlier termination or cancellation of the Time-Based Option as set forth herein or in the Plan and provided that the Optionee has not

Terminated prior to the applicable vesting date, the Time-Based Option shall become vested and exercisable as to twenty-five percent (25%) of the Option Shares on each of the first four anniversaries of the Vesting Commencement Date set forth on the signature page hereto.

(B)    Notwithstanding the foregoing, upon the occurrence of a Change in Control or Liquidity Event prior to the Optionee’s Termination, any portion of the Time-Based Option not yet vested pursuant to Section 2(b)(i)(A) hereof shall become vested.

(ii)    Performance-Based Option. The Performance-Based Option will become vested and exercisable only upon the occurrence of a Liquidity Event and only with respect to the percentage of the Performance-Based Option indicated in the table below based on the Transaction Proceeds received (or deemed to be received) by Brighton Health Group Holdings, LLC prior to or in connection with such Liquidity Event.

Transaction Proceeds/Total Invested Capital	Percentage of Performance-Based Option Vested and Exercisable Upon a Liquidity Event
<2.00x	0%
2.00x – 2.49x	25%
2.50x – 2.99x	60%
≥3.00x	100%

Any portion of the Performance-Based Option that is outstanding at the time of the occurrence of a Liquidity Event and that does not become vested and exercisable upon the occurrence of the Liquidity Event in accordance with the foregoing table shall terminate for no consideration upon the occurrence of such Liquidity Event.

(iii)    The portion of the Option which has become vested and exercisable pursuant to Section 2(b)(i) or Section 2(b)(ii), as applicable, is hereinafter referred to as the “Vested Portion” and the portion of the Option that has not become so vested and exercisable is hereinafter referred to as the “Non-Vested Portion.”

(c)    Termination of Employment.

(i)    Subject to Section 4 hereof, if the Optionee’s employment Terminates for any reason other than for Cause,

(A)    (1) the Non-Vested Portion of the Time-Based Option shall terminate on, and shall be of no further force and effect from and after, the date of such Termination, and (2) the Vested Portion of the Time-Based Option shall remain outstanding and may be exercised at any time during the Post-Termination Exercise Period; and

(B)    (1) the Non-Vested Portion of the Performance-Based Option shall terminate on, and shall be of no further force and effect from and after, the date of such Termination, and (2) the Vested Portion of the Performance-Based Option shall remain outstanding and may be exercised at any time during the Post-Termination Exercise Period.

(ii)    If the Optionee’s Employment is Terminated for Cause at any time, the Option, including the Vested Portion, shall terminate on, and shall be of no further force and effect from and after, the date of such Termination.

(iii)    For purposes of this Agreement, “Post-Termination Exercise Period” shall mean the period commencing on the date of the Optionee’s Termination and ending at the close of business (x) on the 90th day after the date of the Optionee’s Termination for reasons other than death, Disability, or a Termination by the Company without Cause, (y) on the first (1st) anniversary of the date of Termination in the event of the Optionee’s Termination due to death or Disability and (z) on the 180th day after the date of Termination in the event of a Termination by the Company without Cause; provided, however, that in no event will the Post-Termination Exercise Period described in clause (x), (y) or (z) extend beyond the Expiration Date.

(d)    Exercise of Option.

(i)    Notice of Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice in such form as the Committee may require from time to time (the “Exercise Notice”), from the Optionee, to the Company; provided, however, that if the Committee determines it is necessary or desirable to deliver to the Optionee any documents or other disclosure materials prior to the exercise of the Option by the Optionee, the Committee may require the Optionee to confirm in writing his Exercise Notice after the delivery by the Company of such documents or other disclosure materials (which documents shall be delivered by the Company as promptly as reasonably practicable), in which case the Exercise Notice will not be deemed to have been delivered by the Optionee until it has been so confirmed. The Exercise Notice shall state that the Optionee is electing to exercise the Option, shall set forth the number of Shares in respect of which the Option is being exercised (the “Purchased Shares”) and shall be signed by the Optionee or, where applicable, by the Optionee’s Beneficiary or legal representative.

(ii)    Deliveries. The Exercise Notice shall be accompanied by (A) payment in full of the Option Price and applicable withholding taxes required to be paid at the time of exercise in cash or by check or wire transfer, (B) an undated stock power and (C) any other documents that the Committee reasonably requests which may include, without limitation, a stockholders’ agreement containing terms consistent with those set forth on Appendix A hereto.

(e)    Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a Beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Optionee shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Optionee’s lifetime, the Option is exercisable only by the Optionee or Optionee’s legal representative.

(f)    Rights as Stockholder. The Optionee shall not be deemed for any purpose to be the owner of any of the Purchased Shares unless and until (i) the Option shall have been exercised in accordance with the terms of this Agreement and the Optionee shall have paid the full Option Price for the number of Shares in respect of which the Option was exercised and all withholding taxes due, (ii) the Company shall have issued the Shares to the Optionee, (iii) the Optionee’s name shall have been entered as a holder of record on the books of the Company and (iv) if requested by the Committee, the Optionee shall have entered into a stockholders’ agreement containing terms and conditions applicable to the Purchased Shares consistent with the terms set forth on Appendix A. Upon the occurrence of all of the foregoing events, the Optionee shall have full ownership rights with respect to the Purchased Shares, which shall remain subject to the provisions of this Agreement including Appendix A hereto (whether or not the Optionee enters into a stockholders’ agreement containing terms consistent with the terms set forth on Appendix A.

3.    Withholding Taxes. As a condition of the exercise of the Option, the Optionee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of the Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee, federal, state and local taxes of any kind required by law to withheld upon the exercise of the Option.

4.    Prohibited Activities. In consideration of and as a condition to the grant of the Option, the Optionee agrees to the following covenants:

(a)    Non-Disparagement. The Optionee, on behalf of himself or herself and any of his or her affiliates, will not (and will cause his or her affiliates not to) make any negative, derogatory or disparaging statements or communications regarding the Company, its Subsidiaries, their respective businesses or any of their respective Affiliates.

(b)    Confidentiality. The Optionee agrees to forever keep the Proprietary Information (as defined below), and all documentation and information relating to the Proprietary Information, strictly confidential. Specifically, the Optionee agrees that, except as expressly authorized in writing by the Company or as may be otherwise required by law or court order, the Optionee will not disclose Proprietary Information to any third party and will not use Proprietary Information for the benefit of anyone other than the Company or its Affiliates. “Proprietary Information” shall mean any and all confidential or proprietary information including, without limitation: (A) business information of the Company, its Affiliates, customers or other third parties, including business plans, compensation data, sales data, customer lists and information, supplier lists, prices and costs, credit information, financial data, information regarding the skills and compensation of employees and contractors of the Company or its Affiliates, and similar items; (B) information relating to future plans of the Company, its Affiliates, customers or other third parties, including marketing strategies, sales plans, pending projects and proposals, research and development efforts and strategies, and similar items; (C) technical information of the Company, its Affiliates, customers or other third parties, including computer programs, software, databases, programs and procedures, and similar items; (D) other valuable, confidential information and trade secrets of the Company, its Affiliates, customers or other third parties; (E) this Agreement; and (F) information that the Optionee generates, creates or authors that contains, reflects or is derived from any of the foregoing. The Optionee understands that this definition is intended to provide rights to the Company and its Affiliates in addition to, not in lieu of, those rights the Company and its Affiliates have under the common law or applicable statutes for the protection of trade secrets and confidential information. The Optionee further understands that Proprietary Information includes information and materials that may not be explicitly identified or marked as confidential or proprietary. However, Proprietary Information will not include information the Optionee can document is or has become readily publicly available through no fault of the Optionee’s.

(c)    Return of Property. The Optionee agrees that immediately upon the Optionee’s Termination for any reason, the Optionee will deliver to the Company or the Subsidiary for which the Optionee was employed (and will not keep in the Optionee’s possession, transfer to a personal email address or otherwise deliver to the Optionee or to any other Person) any and all Proprietary Information and other documents, equipment or property belonging to the Company or a Subsidiary.

(d)    Remedies. The Optionee specifically acknowledges and agrees that the remedy at law for any breach of this Section 4 will be inadequate and that the Company, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of this Section 4 should ever be deemed to exceed the limitation provided by applicable law, then the Optionee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

(e)    Right to Terminate Option. If the Optionee violates any Restrictive Covenant (as defined below), then (i) the Company shall be entitled, at its election, exercisable by written notice to the Optionee at least thirty (30) days in advance, to terminate the Option, whether or not vested, which shall then be of no further force and effect and (ii) the Company shall permit the Optionee to exercise the Vested Portion prior to such termination on a cashless basis by paying the aggregate Option Price and applicable withholding taxes through Share withholding as a result of which the number of Shares issued upon exercise of the Option would be reduced by a number of Shares having a Fair Market Value equal to the aggregate Option Price and withholding taxes. “Restrictive Covenant” shall mean any non-competition, non-solicitation or non-hire covenant or restriction applicable to the Optionee contained in any employment or other agreement between the Company or any of its subsidiaries and the Optionee.

5.    Certain Transactions. The provisions of Section 8 of the Plan shall apply to this Option in the event of a Corporate Transaction, Liquidity Event, dissolution or liquidation of the Company.

6.    Miscellaneous.

(a)    Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to the Secretary of the Company at the principal office of the Company and, in the case of the Optionee, to Optionee’s address appearing on the books of the Company or to Optionee’s residence or to such other address as may be designated in writing by the Optionee.

(b)    No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Optionee at any time for any reason whatsoever.

(c)    Bound by Plan. By signing this Agreement, the Optionee acknowledges that the Optionee has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.

(e)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(f)    Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(g)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)    This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Agreement, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, any state or federal court located within the State of Delaware) in connection with any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute. Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)    Each party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6(h).

(i)    Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

(j)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k)    Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

PH Group Parent Corp.

By:
Name:	Shawn Morris
Title:	Chief Executive Officer

Agreed and acknowledged as
of the Date of Grant:

[NAME]

Date of Grant:

Vesting Commencement Date:

Option Price:

Number of Shares Subject to the Time-Based Option:

Number of Shares Subject to the Performance-Based Option:

APPENDIX A

Transfer Provisions

1.    Transfer of Shares.

(a)    The Optionee shall not Transfer all or any part of any Purchased Shares except pursuant to a Permitted Transfer (as defined below). The restrictions contained in this Section 1(a) shall not apply to any Permitted Transfer. “Transfer” means any direct or indirect sale, transfer, assignment, grant of a participation in, gift, hypothecation, encumbrance, mortgage, creation of any lien, pledge, exchange or other disposition of any securities or any interests therein.

(b)    Prior to making any Permitted Transfer of any Purchased Shares (other than in connection with an Initial Public Offering or pursuant to Sections 4, 5 or 6 of this Appendix A), the transferring Optionee shall deliver a written notice to the Company disclosing in reasonable detail the Option Shares to be Transferred and the Transferee thereof.

(c)    Except in connection with an Initial Public Offering, any Permitted Transferee of Purchased Shares who is not a party to an agreement with the Company providing substantially similar terms to this Agreement shall, upon consummation of, and as a condition to, such Transfer execute and deliver to the Company an agreement reasonably satisfactory to the Company pursuant to which he, she or it agrees to be bound by the terms of this Agreement to the same extent as the Transferor of such Purchased Shares.

(d)    Any Transfer or attempted Transfer of Purchased Shares in violation of any provision of this Agreement shall be null and void and of no force and effect, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Purchased Shares as the owner of such Purchased Shares for any purpose.

(e)    The Optionee understands and agrees that the Purchased Shares have not been registered under the Securities Act and are restricted securities under such Act and the rules and regulations promulgated thereunder and are not registered under the securities laws of any other jurisdiction. The Optionee agrees that he or she shall not Transfer any Purchased Shares (or solicit any offers in respect of any Transfer of any Option Shares), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement.

2.    Legends. The parties hereby acknowledge and agree that, so long as such restriction is applicable hereunder or by law, each of the certificates representing the Purchased Shares shall be subject to stop transfer instructions and shall include the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE U.S. STATE SECURITIES LAWS, OR UNDER ANY APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT OR SUCH LAWS. THESE SECURITIES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT WITH PH GROUP PARENT CORP. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF PH GROUP PARENT CORP. SUCH TRANSFER RESTRICTIONS AND VOTING OBLIGATIONS SHALL BE BINDING ON FUTURE TRANSFEREES AND HOLDERS.

3.    Holdback Agreement. Without limiting any other provision of this Agreement, if requested in writing by the managing underwriters, if any, of any registration of Shares pursuant to the Securities Act, the Optionee agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of any of the Purchased Shares, or any securities convertible into or exchangeable or exercisable for such securities, during the time period reasonably requested by the managing underwriters. Requests under this Section need not be uniformly applied to all shareholders of the Company.

4.    Drag-Along Sale.

(a)    If Parent proposes to effect a transaction that would constitute a Change in Control or Liquidity Event, the Optionee agrees, in his or her capacity as a holder of Shares, to consent to, vote in favor of and raise no objections to the Change in Control or Liquidity Event. If the Change in Control or Liquidity Event is structured as a merger, consolidation or similar business combination or transaction for which dissenter rights, appraisal rights or other similar rights are available under applicable law, the Optionee agrees to waive any dissenter rights, appraisal rights or similar rights in connection with such merger, consolidation or similar business combination or transaction on the terms and conditions approved by the Board. If the Change in Control or Liquidity Event is structured as a sale of stock (whether by merger, consolidation, reorganization or otherwise), the Optionee agrees to sell his or her Purchased Shares on the terms and conditions approved by the Board; provided, that the terms of any Change in Control or Liquidity Event shall be terms that (i) are substantially similar for all holders of Shares, (ii) impose any escrow, indemnity or other similar obligations entered into in connection with such Change in Control or Liquidity Event ratably on the holders of Shares in accordance with their ownership of Shares, (iii) provide that any indemnity obligation of the Optionee shall not exceed the aggregate proceeds received (net of taxes) by the Optionee in the Change in Control or Liquidity Event, and (iv) other than acquisition advisory fees to be paid to investors in Parent, do not provide for any control premium or other additional consideration to be paid to any holder of Shares that is not shared by all other holder of Shares ratably, based upon their ownership of Shares. If the Change in Control or Liquidity Event is structured as a sale of assets, the Optionee agrees, in his capacity as a holder of Shares, to take all actions within his or her control to cause a liquidation of the

Company following the consummation of such Change in Control or Liquidity Event on the terms and conditions approved by the Board.

5.     Tag-Along Rights. If, prior to an Initial Public Offering, Parent desires to Transfer (other than Transfers to any Affiliate thereof), directly or indirectly, Shares in a transaction that would constitute a Change in Control or Liquidity Event, Parent shall provide the Optionee with written notice (the “Tag-Along Notice”) setting forth:

(a)    the number of Shares proposed to be Transferred;

(b)    the name and address of the prospective purchaser;

(c)    all material terms and conditions of such proposed transaction, including the proposed amount and form of consideration; and

(d)    that the party transferring Shares (the “Transferring Party”) is offering the Optionee (the “Non-Transferring Party”) the right to participate in such Transfer on a pro rata basis on the same terms and conditions as are applicable to the Transferring Party.

Within ten (10) days following the delivery of the Tag-Along Notice, the Non-Transferring Party shall, by notice in writing to the Transferring Party, have the opportunity to sell (upon the same terms and conditions as the Transferring Party) up to that number of Shares (including Shares that are not Purchased Shares) owned by such Non-Transferring Party as shall equal the product of (x) a fraction, the numerator of which is the number of Shares (including Shares other than Purchased Shares) owned by the Non-Transferring Party as of the date of such proposed sale and the denominator of which is the aggregate number of Shares owned as of the date of such Tag-Along Notice by Parent, the Non-Transferring Party and any other participating Person in the Change in Control or Liquidity Event, and (y) the aggregate number of Shares proposed to be sold in the Change in Control or Liquidity Event. The number of Shares to be sold by the Transferring Party shall be reduced if and to the extent necessary to provide for such sale of Shares by the Non-Transferring Party. If the Non-Transferring Party does not elect to participate in such sale within the 10-day period referred to above, the Transferring Party shall be entitled to consummate such sale without the participation of the Non-Transferring Party.

6.    Certain Consequences of Termination of Optionee’s Employment.

(a)    Termination of Employment. Following the Optionee’s Termination, the Company shall have the right to purchase any and all of the Purchased Shares (and in the case of an exercise pursuant to Section 4(e) of the Agreement, will purchase all of the Purchased Shares) at a price per share equal to the Fair Market Value per Share on the date that the Company exercises such repurchase right (or, if the termination is for Cause, at a price per Share equal to the price paid by the Optionee if less than the Fair Market Value per Share) (the “Call Option”); provided, that, such Purchased Shares have been held by the Optionee for at least six (6) months as of the date of the repurchase. The Company must exercise the Call Option no later than one (1) year following the later of (i) the date that the Optionee exercises the Vested Portion or (ii) the date of the Optionee’s Termination (and in the case of an exercise pursuant to Section 4(e) of the Agreement, will exercise the Call Option as promptly as practicable after the first day that the Call Option can be exercised without adverse accounting consequences).

(b)    Call Option Notice. If the Company desires to exercise its Call Option, it shall give ten (10) days written notice thereof (which shall disclose, if applicable, the Fair Market Value per share of the Purchased Shares as of such date) (a “Call Option Notice”) to the Optionee and the Permitted Transferees of the Optionee. The Optionee and the Permitted Transferees of the Optionee shall deliver to the Company certificates representing the Option Shares, free and clear of all claims, liens, or encumbrances, together with blank stock powers, duly executed with all signature guarantees at a closing (the “Closing”) at the principal office of the Company on the tenth day after the Call Option Notice has been given to the Optionee, or at such other place and time and in such manner as may be mutually agreed to by the Optionee and the Company. The proceeds from the purchase of the Purchased Shares pursuant to the Call Option shall be paid by either a wire transfer to an account designated by the Optionee or a cashier’s, certified or official bank check payable to the order of the Optionee (the method of payment to be at the option of the Company), which shall be paid or delivered, as applicable, at the Closing; provided, that, if the Company is then prohibited from purchasing the Option Shares pursuant to a loan or credit agreement to which the Company or its Affiliates may be a party, or by which any of them may be bound, then the proceeds in respect of such Purchased Shares shall be paid or delivered, as applicable, on the date that the Company is no longer prohibited from purchasing the Option Shares pursuant to such debt or credit agreement.

7.    Termination of Restrictions. Unless the Company otherwise consents in writing (which consent will be determined by the Board in its sole discretion and which consent may be given to one Optionee and not another), the rights, obligations and restrictions set forth in this Appendix A shall continue with respect to each Purchased Share held by the Optionee until the consummation of an Initial Public Offering.

8.    Definitions. Capitalized terms used but not defined in this Appendix A shall have the meaning set forth in the Plan or Agreement, as applicable. Other capitalized terms used in this Appendix A shall have the following meanings:

“Initial Public Offering” means an initial underwritten Public Offering of the Company.

“Permitted Transfer” means Transfers by (i) gift by the Optionee to a charity or a trust for the benefit of the Optionee or any immediate family member of the Optionee; (ii) the Optionee to his or her guardian or conservator; (iii) the Optionee in connection with estate planning purposes during his or her lifetime or in the event of his or her death, to his or her executor or administrator or trustee or an immediate family member under his or her will, or otherwise by the laws of descent and distribution or (iv) the Optionee pursuant to Sections 4, 5 or 6 of this Appendix A.

“Permitted Transferee” means the transferee of a Permitted Transfer.

“Public Offering” means any public offering and sale of the equity securities of the Company, any Subsidiary or any of their respective successors pursuant to an effective registration statement (other than on Form S-8) filed with the SEC under the Securities Act.

“Rule 144” means Rule 144 under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.